UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

ONVIA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	91-1859172
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

509 Olive Way, Suite 400, Seattle, Washington	98101
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.     ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.      ☐

Securities Act registration statement file number to which this form relates:	Not applicable
(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series RA Junior Participating Preferred Stock	The NASDAQ Capital Market

Securities to be registered pursuant to Section 12(g) of the Act: None

ONVIA, INC.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description Of Registrant’s Securities To Be Registered.

Onvia, Inc. (the “Company”) supplements Item 1 to incorporate the following with respect to its Rights to purchase Series RA Junior Participating Preferred Stock that were issued under the Section 382 Rights Agreement, dated as of May 4, 2011, by and between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”), as amended and restated on April 24, 2014 (the “First Amended Rights Agreement”):

On March 20, 2017, the Board of Directors of the Company approved and adopted the Second Amended and Restated Section 382 Rights Agreement (the “Second Amended Rights Agreement”), which amends and restates the First Amended Rights Agreement.

The First Amended Rights Agreement would have expired on May 4, 2017 and was amended and restated in its entirety by the Second Amended Rights Agreement. Specifically, the amendments contained in the Second Amended Rights Agreement:

•	extend the final expiration date of the Second Amended Rights Agreement to May 4, 2020;

•	amend the definition of “Existing Holder” to require that any beneficial owner of 4.9% or more of the outstanding shares of the common stock of the Company, as of the date of the Second Amended Rights Agreement, (i) evidence such status by a public announcement prior to the date of the Second Amended Rights Agreement by the Company or the beneficial owner that provides such beneficial ownership status or discloses information which reveals such beneficial ownership status, or (ii) ensure that a majority of the Board is aware of such beneficial ownership status, as of the date of the Second Amended Rights Agreement; and

•	make certain other immaterial changes to the First Amended Rights Agreement.

The foregoing summary is not a complete description of the Second Amended Rights Agreement and is qualified in its entirety by reference to the full text of the Second Amended Rights Agreement, which is filed as Exhibit 4.1 to this Form 8-A/A and is incorporated herein by reference.

Item 2. Exhibits.

The document listed below is filed as an exhibit to this Registration Statement:

Exhibit No.	Description

4.1	Second Amended and Restated Section 382 Rights Agreement, dated March 20, 2017, by and between Onvia, Inc. and Computershare Trust Company, N.A., as Rights Agent, which includes the Form of Certificate of Designation of Series RA Junior Participating Preferred Stock as Exhibit A, the Form of Rights Certificate as Exhibit B, and the Summary of Rights as Exhibit C.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ONVIA, INC.

Dated: March 21, 2017	By:	/s/ Cameron S. Way
	Name:	Cameron S. Way
	Title:	Chief Financial Officer and Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description

4.1	Second Amended and Restated Section 382 Rights Agreement, dated March 20, 2017, by and between Onvia, Inc. and Computershare Trust Company, N.A., as Rights Agent, which includes the Form of Certificate of Designation of Series RA Junior Participating Preferred Stock as Exhibit A, the Form of Rights Certificate as Exhibit B, and the Summary of Rights as Exhibit C.